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Exhibit 99.1

INSTRUCTIONS FOR USE OF WORLDGATE COMMUNICATIONS, INC.
SUBSCRIPTION RIGHTS CERTIFICATES

        The following instructions relate to a rights offering (the "Rights Offering") by WorldGate Communications, Inc., a Delaware corporation ("WorldGate"), to the holders of its common stock, par value $.01 per share (the "Common Stock"), as described in WorldGate's prospectus dated                        , 2002 (the "Prospectus"). Holders of record of Common Stock at the close of business on                        , 2002 (the "Record Date") will receive one (1) non-transferable subscription right (the "Subscription Rights") for each share of Common Stock held by them as of the close of business on the Record Date. The Company will accept the exercise of up to 6,000,000 Subscription Rights. Each Subscription Right is exercisable, upon payment of $            in cash (the "Subscription Price"), to purchase one unit, each consisting of one share of Common Stock and one common stock purchase warrant (the "Unit") (the "Basic Subscription Privilege"). In addition, subject to the allocation described below, each Subscription Right also carries the right to subscribe at the Subscription Price for an unlimited number of additional Units (the "Over-Subscription Privilege") (to the extent available, and subject to proration). See "Distribution of Rights and Subscription Procedures" in the Prospectus for more information.

        The Subscription Rights will expire at 5:00 p.m., New York City time, on                        , 2002 (as it may be extended, the "Expiration Date").

        The number of Subscription Rights you are entitled to exercise may be reduced if the Rights Offering is over subscribed. You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate sections of the "Form of Election" to Exercise Subscription Rights on the back of your Rights Certificate and returning the Rights Certificate to American Stock Transfer & Trust Company, our Subscription Agent, in the envelope provided.

        Your Rights Certificate must be received by the Subscription Agent, or guaranteed delivery requirements with respect to your Rights Certificates must be complied with, on or before the expiration date. Payment of the subscription price of all Subscription Rights exercised, including over-subscription shares, including final clearance of any checks, must be received by the Subscription Agent on or before the expiration date. Once a holder of Subscription Rights has exercised the Basic Subscription Privilege and/or the Over-Subscription Privilege, such exercise may not be revoked.

        1.    Exercising Subscription Rights.    To exercise Subscription Rights, complete your Rights Certificate and send your properly completed and executed Rights Certificate, together with payment in full of the Subscription Price for each Unit subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent. Delivery of the Rights Certificate must be made by mail or by overnight delivery. The Subscription Agent may in its sole discretion accept facsimile delivery of the subscription certificate. All payments must be made in United States dollars by check, bank check, money order or other negotiable instrument payable to American Stock Transfer & Trust Company, as Subscription Agent.

                (a)    Acceptance of Payments.    Payments will be deemed to have been received by the Subscription Agent only upon the (a) clearance of any uncertified check, (b) receipt by the Subscription Agent of a certified check or bank draft drawn upon a United States bank or postal, telegraphic or express money order, or (c) receipt of funds by the Subscription Agent through an agreed upon alternative payment method. If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, holders of Subscription Rights who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date. You are urged to consider payment by means of certified or cashier's check or money order.

                (b)    Procedures for Guaranteed Delivery.    You may cause a written guarantee substantially in the form available from the Subscription Agent (the "Notice of Guaranteed Delivery") from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, to be received by the Subscription Agent on or prior to the Expiration Date guaranteeing delivery of your properly completed and executed Rights Certificate within three trading days following the date of the Notice of Guaranteed Delivery. If this procedure is followed, your Rights Certificate must be received by the Subscription Agent within three trading days of the Notice of Guaranteed Delivery. Additional copies of the Notice of Guaranteed Delivery may be obtained upon written request from the Subscription Agent at the address, or by calling the telephone number, indicated below. These procedures for Guaranteed Delivery apply to delivery of the Rights Certificates only. All payments must be received by the Expiration Date.

                (c)    Requirements for Nominee Holders.    Banks, brokers and other nominee holders of Subscription Rights who exercise the Basic Subscription Privilege and the Over-Subscription Privilege on behalf of beneficial owners of Subscription Rights will be required to certify to the Subscription Agent and WorldGate as to the aggregate number of Subscription Rights that have been exercised, and the number of shares of Common Stock that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Subscription Rights (including such nominee itself) on whose behalf such nominee holder is acting. In the event such certification is not delivered in respect of a Rights Certificate, the Subscription Agent shall for all purposes (including for purposes of any allocation in connection with the Over-Subscription Privilege) be entitled to assume that such certificate is exercised on behalf of a single beneficial owner. If more shares are subscribed for pursuant to the Over-Subscription Privilege than are available for sale, shares will be allocated among beneficial owners exercising the Over-Subscription Privilege in proportion to such owner's exercise of Subscription Rights pursuant to the Basic Subscription Privilege.

                (d)    Contacting the Subscription Agent.    The address and facsimile number of the Subscription Agent are as follows:

            If by First Class Mail, Registered Mail or Overnight Delivery:

American Stock Transfer & Trust Company 59 Maiden Lane, Plaza Level New York, New York 10038 Telephone: (800) 937-5449 Facsimile: (718) 236-2641

                (e)    Partial Exercises; Effect of Over and Underpayments.    If you exercise less than all of the Subscription Rights evidenced by your Rights Certificate, the Subscription Agent will issue to you a new Rights Certificate evidencing the unexercised Subscription Rights. However, if you choose to have a new Rights Certificate sent to you, you may not receive any such new Rights Certificate in sufficient time to permit exercise of the Subscription Rights evidenced thereby. If you have not indicated the number of Subscription Rights being exercised, or if the dollar amount you have forwarded is not sufficient to purchase (or exceeds the amount necessary to purchase) the number of shares subscribed for, you will be deemed to have exercised the Basic Subscription Privilege with respect to the maximum number of whole Subscription Rights which may be exercised for the Subscription Price payment delivered by you. To the extent that the Rights Price payment delivered by you exceeds the product of the Subscription Price multiplied by the number of Subscription Rights evidenced by the Subscription Certificate delivered by you (such excess being the "Subscription Excess"), you will be deemed to have exercised your Over-Subscription Privilege to purchase, to the extent available, that number of whole shares of Common Stock equal to the quotient obtained by dividing the Subscription Excess by the Subscription Price.

        2.    Delivery of Stock Certificate, Etc.    The following deliveries and payments to you will be made to the address shown on the face of your Rights Certificate unless you provide instructions to the contrary on the back of your Rights Certificate.

                (a)    Basic Subscription Privilege.    As soon as practicable after the valid exercise of Subscription Rights and the passing of Expiration Date, the Subscription Agent will mail to each exercising Subscription Rights holder certificates representing shares of Common Stock and common stock purchase warrants purchased pursuant to the Basic Subscription Privilege.

                (b)    Over-Subscription Privilege.    As soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected and taking into account any delays or extensions in closing the over-subscription purchases, the Subscription Agent will mail to each Subscription Rights holder who validly exercises the Over-Subscription Privilege the number of certificates representing shares of Common Stock and common stock purchase warrants purchased pursuant to the Over-Subscription Privilege. See "Distribution of Rights and Subscription Procedures" in the Prospectus.

                (c)    Excess Payments.    As soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will return, without interest or deduction, funds received in payment of the Subscription Price for shares that are subscribed for but not allocated to such Subscription Rights holder pursuant to the Basic Subscription or Over-Subscription Privilege to each Subscription Rights holder who submitted such funds.

        3.    Signatures.

                (a)    By Registered Holder.    The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

                (b)    By Person Other Than Registered Holder.    If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless the Subscription Agent, in its discretion, dispenses with proof of authority.

                (c)    Signature Guarantees.    Your signature must be guaranteed by an Eligible Institution if you specify special issuance or delivery instructions.

        4.    Method of Delivery.    The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Subscription Rights holder. If sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent prior to the Expiration Date.

        5.    Special Provisions Relating to the Delivery of Subscription Rights Through Depository Facility Participants.    In the case of holders of Subscription Rights that are held of record through the Depository Trust Company ("DTC"), exercises of the Basic Subscription Privilege and the Over-Subscription Privilege may be effected by instructing DTC to transfer Subscription Rights (such Subscription Rights, "Depository Rights") from the DTC account of such holder to the DTC account of the Subscription Agent, together with payment of the Subscription Price for each Unit subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege.

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  Exhibit 99.1
INSTRUCTIONS FOR USE OF WORLDGATE COMMUNICATIONS, INC. SUBSCRIPTION RIGHTS CERTIFICATES